Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Jet.AI Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Being Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001	457(f)(1)	12,334,621	(1)(2)	$0.47	(3)	$5,797,271.87	0.0001476	$856
	Equity	Redeemable Warrants to purchase Common Stock	Other	9,859,220	(4)	N/A		N/A	N/A	—	(5)
	Equity	Private Warrants to purchase Common Stock	Other	5,760,000	(4)	N/A		N/A	N/A	—	(5)
	Equity	Merger Consideration Warrants to purchase Common Stock	Other	7,433,405	(4)	N/A		N/A	N/A	—	(5)
	Total Offering Amounts							$5,797,271.87		$856
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$856

(1)	In connection with the offer to exchange (the “Offer”) made by Jet.AI Inc. (the “Registrant”) described in the Registration Statement on Form S-4 (the “Registration Statement”) to which this Exhibit 107 is attached, this amount represents the maximum number of shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”; such shares, the “Common Shares”) that may be issued (i) directly to holders of the Registrant’s Redeemable Warrants, Merger Consideration Warrants, and Private Warrants (as those terms are defined in the Registration Statement; collectively, the “Warrants”) who tender their Warrants in the Offer, and (ii) as a result of any fractional Common Shares that would be issuable to a holder pursuant to the Offer being rounded up to the nearest whole Common Share.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any stock dividend, stock split, recapitalization, or other similar transaction.

(3)	Pursuant to Rules 457(f) and 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $0.47 per share (rounded up to the nearest cent), which is the average of the high and low prices of shares of the Registrant’s Common Stock on June 25, 2024 (such date being within five business days of the date that the Registration Statement was filed with the U.S. Securities and Exchange Commission) on The Nasdaq Stock Market LLC.

(4)	Represents the maximum number of Redeemable Warrants, Private Warrants, or Merger Consideration Warrants, as applicable, that may be exchanged pursuant to this Registration Statement in connection with the Offer.

(5)

In accordance with Rule 457(g) under the Securities Act, the entire registration fee for the Warrants is allocated to the Common Shares underlying the Warrants, and no separate fee is payable for the Warrants.